Exhibit 99.1

Talon International, Inc. Reports

Second Quarter and Six Months Financial Results for 2014

LOS ANGELES, CA - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the second quarter and six months ended June 30, 2014.

Financial Highlights

●	Sales for the second quarter were $16.0 million; a decline of 4.1% from the same period in 2013.

●	Operating Income for the second quarter was $1.5 million; as compared to $1.6 million for the same period in 2013.

Total sales for the quarter ended June 30, 2014 were $16.0 million, reflecting a 4.1% decrease as compared to the same period in 2013.  Sales for the second quarter of 2014 included Talon Zipper sales of $8.6 million, down 9.3% from the second quarter of 2013, while Talon Trim sales were $7.3 million, up 2.7% from the prior year period. In addition, sales of the Company's advanced fabric technology TekFit® increased 207% over the same period last year, albeit off a small base. Sales for the six months ended June 30, 2014 were $27.3 million, an increase of 1.9% from the same period in 2013.

"While we experienced some sales softness in the second quarter, we remain confident in our business strength, our premium products and our long-term growth strategy", noted Lonnie Schnell, Talon's Chief Executive Officer. "The weakness within the retail industry during the first quarter of this year carried over excess inventories at retail, contributing to weaker demand for our apparel accessories during the second quarter. We believe as inventories are rebalanced at the retail level, we will continue to see increasing demand for our products as we have in the last few years," Schnell noted.

Gross profit for the second quarter of 2014 was $5.4 million, or 33.9% of sales, as compared to $5.6 million, or 33.4% of sales, for the same quarter in 2013. The lower gross profit in the quarter was primarily attributable to lower sales volumes offset by continued improvements in product mix, and lower manufacturing overhead, freight and duty costs. Gross profit for the first six months of 2014 was $9.1 million, or 33.5% of sales, as compared to $8.7 million for the same period in 2013.

Operating expenses for the second quarter of 2014 were $3.9 million, or 24.6% of sales, as compared to $4.0 million, or 23.8% of sales, in the second quarter of 2013. Sales and marketing expenses of $1.7 million increased 11.1% from the same quarter in 2013, mainly due to investments in new product development including particular emphasis on growing our Tekfit product category. General and administrative expenses for the period totaled $2.2 million; lower by 8.6% from the second quarter in 2013, mainly due to lower professional services fees, lower depreciation expenses and other cost reductions. Operating expenses for the six months ended June 30, 2014 were $7.5 million or 27.5% of sales, as compared to $6.9 million, or 25.9% of sales, in the first half of 2013. Sales and marketing expenses for the six months ended June 30, 2014 of $3.1 million increased 11.5% from the same period in 2013. General and administrative expenses for the six months ended June 30, 2014 totaled $4.4 million, an increase of 6.4% from the prior year period that included the benefit of a one-time settlement receipt of a $350,000 from a legal dispute regarding intellectual property rights.

Operating income for the second quarter ended June 30, 2014 was $1.5 million, 9.3% of sales, as compared to $1.6 million, 9.6% of sales, for the same period in 2013. Operating income for the six months ended June 30, 2014 was $1.6 million as compared to $1.8 million for the same period in 2013. Net income for the quarter ended June 30, 2014 was $814,000 as compared to net income of $1.3 million for the same quarter in 2013.  Net income for the six months ended June 30, 2014 was $832,000, a decrease from $1.5 million in the same period in 2013. Net income applicable for common stockholders for the quarter ended June 30, 2014 was $814,000 as compared to net income of $363,000 for the same quarter in 2013 (including liquidation preference increase of $899,000); and for the six months ended June 30, 2014 net income (loss) applicable to common stockholders was $832,000 as compared to a loss of ($255,000) in the same period in 2013 (including liquidation preference increase of $1,798,000), which upon elimination of the Series B Preferred Stock in July 2013 is now available to the common stockholders.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call

Talon International will hold a conference call on Monday, August 11, 2014, to discuss its second quarter and first six months financial results for 2014. Talon's CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, August 11, 2014

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-877-300-8521

International callers: 1-412-317-6026

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 11, 2014. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10050597.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Levi Strauss & Co., Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2014	2013	2014	2013
Net sales	$15,959,169	$16,640,964	$27,302,287	$26,780,714
Cost of goods sold	10,553,709	11,089,124	18,161,871	18,052,796
Gross profit	5,405,460	5,551,840	9,140,416	8,727,918
Sales and marketing expenses	1,702,274	1,532,493	3,117,964	2,796,485
General and administrative expenses	2,221,622	2,430,748	4,398,693	4,133,957
Total operating expenses	3,923,896	3,963,241	7,516,657	6,930,442

Income from operations	1,481,564	1,588,599	1,623,759	1,797,476
Interest expense (income), net	109,614	(197)	220,885	575
Income before provision for income taxes	1,371,950	1,588,796	1,402,874	1,796,901
Provision for income taxes, net	557,475	326,081	571,134	253,833
Net income	$814,475	$1,262,715	$831,740	$1,543,068

Series B Preferred Stock liquidation preference increase	-	(899,220)	-	(1,798,441)
Net Income (loss) applicable to Common Stockholders	$814,475	$363,495	$831,740	$(255,373)

Per share amounts:
Net income	$0.01	$0.05	$0.01	$0.06
Net income applicable to Preferred Stockholders	0.00	(0.04)	0.00	(0.07)
Basic and diluted net income (loss) applicable to Common Stockholders	$0.01	$0.01	$0.01	$(0.01)

Weighted average number of common shares outstanding - Basic	92,267,831	24,900,808	92,037,571	24,652,189

Weighted average number of common shares outstanding - Diluted	93,702,693	27,521,480	93,566,946	24,652,189

Net income	$814,475	$1,262,715	$831,740	$1,543,068
Other comprehensive income from foreign currency translation	766	31,142	1,858	29,851
Total comprehensive income	$815,241	$1,293,857	$833,598	$1,572,919

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,472,438	$3,779,508
Accounts receivable, net	3,776,051	3,576,925
Inventories, net	651,370	800,240
Prepaid expenses and other current assets	942,712	973,836
Total current assets	9,842,571	9,130,509

Property and equipment, net	619,588	614,592
Intangible assets, net	4,260,568	4,267,110
Deferred income tax assets, net	5,794,198	6,050,402
Other assets	418,057	460,226
Total assets	$20,934,982	$20,522,839

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,798,189	$7,158,938
Accrued expenses	2,669,545	2,880,764
Revolving credit loan	1,000,000	1,000,000
Current portion of term loan payable	1,666,667	1,666,667
Total current liabilities	13,134,401	12,706,369

Term loan payable, net of current portion	2,500,000	3,333,333
Deferred income tax liabilities	12,054	30,388
Other liabilities	15,254	22,169
Total liabilities	15,661,709	16,092,259

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,267,831 and 91,342,215 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	92,268	91,342
Additional paid-in capital	64,054,800	64,046,631
Accumulated deficit	(58,990,438)	(59,822,178)
Accumulated other comprehensive income	116,643	114,785
Total stockholders’ equity	5,273,273	4,430,580
Total liabilities and stockholders’ equity	$20,934,982	$20,522,839